Empowering Cells to Change Lives

Exhibit 99.1

SQZ Biotechnologies Announces FDA Clearance of Investigational New Drug (IND) Application for SQZ-eAPC-HPV, a Novel mRNA-based Cell Therapy for the

Treatment of HPV16 Positive Solid Tumors

SQZ® Enhanced APCs (eAPCs) Build on Promising Initial SQZ® APC Monotherapy Clinical Data by Broadening the Addressable Patient Population and Incorporating Enhanced Immunological Functions to Increase Potency

SQZ eAPCs are Created by Delivery of Multiple mRNAs Encoding Tumor Antigens, a Costimulatory Receptor, and Membrane Bound Cytokines

WATERTOWN, Mass., January 24, 2022 – SQZ Biotechnologies Company (NYSE: SQZ), focused on unlocking the full potential of cell therapies for multiple therapeutic areas, today announced that the U.S. Food and Drug Administration (FDA) has cleared the investigational new drug (IND) application for SQZ-eAPC-HPV, authorizing the company to proceed with initiating a Phase 1/2 clinical trial of the novel cell therapy candidate. The company plans to initiate its COMMANDER-001 Phase 1/2 clinical trial of SQZ-eAPC-HPV in patients who have HPV16+ solid tumors, including head and neck, cervical, and anal cancers, and have progressed following standard therapies.

SQZ-eAPC-HPV is created by delivering five different mRNAs into a patient’s monocytes, B cells, T cells, and NK cells – engineering four cell types with five functions in a single step. In preclinical models, SQZ® eAPCs have been shown to generate robust CD8 T cell responses against multiple antigens, including HPV16 proteins, through simultaneous expression of antigens, CD86, membrane bound IL-2, and membrane bound IL-12.

“We believe SQZ eAPCs represent a major advance in cell therapy with the largest number of multiplexed components ever advanced into clinical testing. We are incredibly excited to explore its potential for patient impact,” said Armon Sharei, Ph.D., Chief Executive Officer and Founder of SQZ Biotechnologies. “SQZ eAPCs build upon the promising preliminary monotherapy clinical activity shown by our first SQZ APC platform. Through multiplexed engineering of a patient’s monocytes, B cells, T cells, and NK cells, we are able to integrate antigen presentation and enhanced immunological functions into a single clinical candidate that could become a powerful weapon against solid tumors.”

By focusing on engineering physiological mechanisms, SQZ cell therapies do not require patient pre-conditioning and have thus far been well tolerated in clinical study. Similar to our other clinical programs, SQZ eAPCs can be manufactured in under 24 hours and have the potential for future implementation on our point-of-care platform.

The SQZ eAPC trial is the third FDA IND clearance for a clinical candidate based on the company’s Cell Squeeze® technology.

About SQZ-eAPC-HPV

SQZ® Enhanced Antigen Presenting Cells (eAPC) are derived from peripheral blood mononuclear cells (PBMCs), which are primarily composed of monocytes, T cells, B cells, and

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Empowering Cells to Change Lives

Exhibit 99.1

NK cells, and engineered with various mRNA encoding for multiple target antigens and immuno-stimulatory signals, including CD86 and membrane bound IL-2 and IL-12. The company presented preclinical findings in November 2021 at the Society for Immunotherapy of Cancer (SITC) showing that SQZ eAPCs generated robust T cell responses in human in-vitro models. Additionally, it was demonstrated that HPV16-encoding mRNA delivery to PBMCs stimulated CD8+ T cells across a range of HLA haplotypes, supporting eAPC clinical development in broad HPV16+ patient populations.

COMMANDER-001 Trial Design

SQZ-eAPC-HPV is being evaluated in a Phase 1/2 clinical trial (COMMANDER-001) for the treatment of HPV16+ advanced or metastatic solid tumors. The investigational candidate, which targets E6 and E7 oncoproteins, is being studied as a monotherapy and in combination with pembrolizumab, an immune checkpoint inhibitor. The study consists of two parts. The first part is designed to assess safety and tolerability of multiple doses of SQZ-eAPC-HPV in treatment-experienced patients, following a dose escalation scheme for monotherapy, and a dose de-escalation for the combination with pembrolizumab. The second part of the study will assess clinical response in less treatment-experienced patient populations.

About Human Papillomavirus Positive Cancers

Human papillomavirus (HPV) is one of the most common viruses worldwide and certain strains persist for many years leading to cancer. According to the Centers for Disease Control (CDC), in the United States HPV+ tumors represent 3% of all cancers in women and 2% of all cancers in men, resulting in over 39,000 new cases of HPV+ tumors every year. HPV infection is larger outside of the U.S., and according to the International Journal of Cancer HPV+ tumors account for 4.5% of all cancers worldwide, resulting in approximately 630,000 new cases every year. According to the CDC, HPV infection plays a significant role in the formation of more than 90% of anal and cervical cancers, and most cases of vaginal (75%), oropharyngeal (70%), vulval (70%) and penile (60%) cancers.

About SQZ Biotechnologies

SQZ Biotechnologies Company is a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies for patients around the world and has active programs in Oncology, Autoimmune and Infectious Diseases, as well as additional exploratory initiatives to support future pipeline growth. The company’s proprietary Cell Squeeze® technology offers the unique ability to deliver multiple biological materials into many cell types to engineer what we believe can be a broad range of potential therapeutics. With demonstrated production timelines under 24 hours and the opportunity to eliminate preconditioning and lengthy hospital stays, our approach could significantly broaden the therapeutic range and accessibility of cell therapies. The company’s first therapeutic applications seek to generate target-specific immune responses, both in activation for the treatment of solid tumors and infectious diseases, and in immune tolerance for the treatment of autoimmune diseases. For more information, please visit www.sqzbiotech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation

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Empowering Cells to Change Lives

Exhibit 99.1

statements relating to events our platform development, our product candidates, preclinical and clinical activities, progress and outcomes, development plans, manufacturing, clinical safety and efficacy results, therapeutic impact, market opportunities and disease prevalence. These forward-looking statements are based on management's current expectations. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, risks and uncertainties related to our limited operating history; our significant losses incurred since inception and expectation to incur significant additional losses for the foreseeable future; the development of our initial product candidates, upon which our business is highly dependent; the impact of the COVID-19 pandemic on our operations and clinical activities; our need for additional funding and our cash runway; the lengthy, expensive, and uncertain process of clinical drug development, including uncertain outcomes of clinical trials and potential delays in regulatory approval; our ability to maintain our relationships with our third party vendors and strategic collaborators; and protection of our proprietary technology, intellectual property portfolio and the confidentiality of our trade secrets. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and other filings with the U.S. Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements. Any forward-looking statements represent management's estimates as of this date and we undertake no duty to update these forward-looking statements, whether as a result of new information, the occurrence of current events, or otherwise, unless required by law.

Certain information contained in this press release relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this press release, we have not independently verified, and we make no representation as to the adequacy, fairness, accuracy or completeness of any information obtained from third-party sources.

Investor Relations Contact

investors@sqzbiotech.com

Media Contact

John Lacey

Corporate Communications

john.lacey@sqzbiotech.com

781-392-5514

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